                                                                   EXHIBIT 99(b)

                                                             (LOGO OF RELIASTAR)

                          [LETTERHEAD OF RELIASTAR FINANCIAL CORP. APPEARS HERE]

February 1, 2000

To the Investment Community:

Operating income before special items in the fourth quarter of 1999 totaled $73.3 million, compared with $73.3 million before special charges in the fourth quarter of 1998. On a diluted basis, fourth quarter 1999 operating income per share before special items was $0.82, or 3 percent higher than the $0.80 before special charges earned in the fourth quarter of 1998. The First Call analysts' consensus estimate for operating earnings in the fourth quarter of 1999 was $0.81 per share.

The fourth quarter of 1999 was characterized by very strong sales of insurance products and mutual funds. Total insurance product sales in the fourth quarter were up 19 percent over the fourth quarter of 1998. Individual life insurance sales in the fourth quarter of 1999 were up 13 percent over the same quarter of 1998, while group life and health insurance sales and 401(k) plan sales were up 50 percent and 31 percent, respectively, over the same period. Boosted by our recent acquisition of Pilgrim, mutual fund sales in the fourth quarter of 1999 reached $873.4 million, which was up 492 percent over the same period of 1998. On a pro forma, or `same-stores' basis, mutual fund sales in the fourth quarter were up a dramatic 169 percent over the fourth quarter of 1998.

The Pilgrim acquisition, which closed on October 29, 1999, is off to a very strong start. The strong sales growth is translating into increased assets under management. On a pro forma basis (including Pilgrim assets in the count of one year ago), mutual fund assets under management rose 51 percent from the end of 1998 to $14.6 billion at year-end 1999. The operations of Northstar mutual funds were fully integrated into those of Pilgrim immediately following the transaction close, including complete consolidation of back office operations, and sales and asset management functions. As previously announced, the acquisition of Pilgrim is expected to be substantially accretive for the incremental shares resulting from the transaction, as well as accretive to ReliaStar's overall earnings in 2000.

The transition of our individual life insurance and annuities customer service functions to a new consolidated service center in Minot, ND, remains on track to

ReliaStar Financial Corp.
4Q99 Letter to the Investment Community


deliver on expectations of cost savings and superior service. On November 8, 1999, Phase One of this transition was completed successfully, when we transferred all annuity service operations from Seattle and Minneapolis to Minot. We will continue the transition during 2000 with the transfer of our individual life insurance business from four existing locations to Minot.

SPECIAL ITEMS

The fourth quarter of 1999 included two special items: a previously announced $8.9 million (after-tax) special charge relating to severance, facilities and merger-related costs associated with the integration of the mutual fund operations of Northstar and Pilgrim, and an unrelated $7.0 million one-time tax benefit. When we announced plans to acquire Pilgrim on July 22, 1999, we announced that a charge of approximately $15 million (pre-tax) would be recorded in the fourth quarter, and that the related consolidation actions would yield annualized cost savings of $9 million (pre-tax). This savings target will be met.

The one-time tax benefit resulted from a clarification in tax law that permits ReliaStar to use certain net operating loss carryforwards of previous acquisitions.

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Financial Highlights Summary
-------------------------------------------------------------------------------------------------------------------
 ($ in millions, except
     per-share data)                                               Percent                                 Percent
                                          4Q99          4Q98        Change      1999         1998          Change
                                       ----------------------------------------------------------------------------
Operating income
  before special items:                  $73.3         $73.3          --       $255.0        $269.5           (5)%
    Special charges                       (8.9)        (34.3)                    (8.9)        (34.3)
    One-time tax benefit                   7.0            --                      7.0            --
Net realized investment
  gains (losses)                            --          (0.1)                     0.5           9.7
                                       -----------------------                -----------------------
Income from continuing
  operations                              71.4          38.9          84        253.6         244.9            4
Income (loss) from
  discontinued operations                   --          (3.8)                      --          (7.2)
                                       -----------------------                -----------------------
Net income                               $71.4         $35.1         103       $253.6        $237.7            7
                                       =======================                =======================

Per diluted share:
  Operating income
    before special items:                $0.82         $0.80           3       $ 2.86         $2.91           (2)
      Special charges                    (0.10)        (0.38)                   (0.10)        (0.37)
      One-time tax benefit                0.08            --                     0.08            --
  Net realized investment
    gains (losses)                          --            --                     0.01          0.10
                                       -----------------------                -----------------------
  Income from continuing
    operations                            0.80          0.42          90         2.85          2.64            8
  Income (loss) from
     discontinued operations                --         (0.04)                      --         (0.08)
                                       -----------------------                -----------------------
  Net income                             $0.80         $0.38         111       $ 2.85         $2.56           11
                                       =======================                =======================

Operating income before
  special items-based
  return on equity                                                               14.2%         15.2%

Book value per common share                                                    $23.10        $20.96

Notes:
1)   Full year 1999 includes an operating charge of $21.3 million (after-tax) for reinsurance losses recorded in the third quarter of 1999.
2)   ROE calculations are for the 12 months ended December 31 and exclude special items and the accumulated other comprehensive income component of shareholders' equity, which is primarily the FAS adjustment for net unrealized investment gains and losses.
3)   Book values per common share exclude the accumulated other comprehensive income component of shareholders' equity.
---------------------------------------------------------------------------------------------------------------------------

SALES RESULTS

In the fourth quarter of 1999, insurance product sales totaled $546.2 million, up 19 percent from the fourth quarter of 1998, reflecting strong sales growth in 401(k) plans, individual life insurance, group insurance and reinsurance.

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Sales (Annualized New Premiums and Deposits)
------------------------------------------------------------------------------------------------------------------
($ in millions)
                                                                 Percent                                 Percent
                                        4Q99          4Q98        Change       1999         1998          Change
                                   -------------------------------------------------------------------------------
Individual markets:
     Individual life insurance         $ 36.5        $ 32.3          13%    $  125.4      $  111.8           12%

     Variable annuities                 101.4          98.4           3        468.6         422.8           11
     Fixed annuities                    101.8          95.1           7        404.4         417.9           (3)
                                   --------------------------             ---------------------------
          Total annuities               203.2         193.5           5        873.0         840.7            4

Worksite Financial Services:
     Group life insurance                12.9          11.0          17         78.5          66.0           19
     Group health insurance               7.0           2.3         204         28.4          16.9           68
     401(k) plans                       206.9         158.3          31        600.4         453.1           33
     Individual life insurance            9.1           4.9          86         20.8          15.5           34
                                   --------------------------             ---------------------------
          Total WFS                     235.9         176.5          34        728.1         551.5           32
                                   --------------------------             ---------------------------

Total Individual and Worksite           475.6         402.3          18      1,726.5       1,504.0           15
------------------------------------------------------------------------------------------------------------------

Reinsurance                              70.6          56.3          25        275.4         205.6           34

Total insurance product sales          $546.2        $458.6          19     $2,001.9      $1,709.6           17
------------------------------------------------------------------------------------------------------------------

Pilgrim mutual funds                   $873.4        $147.5         492     $1,689.6      $  893.4           89
Broker/dealer revenues                 $ 42.1        $ 33.7          25     $  160.2      $  134.0           20

Notes:
1)   Beginning in 2Q99, Individual life insurance sales include lump-sum deposits reported on a weighted basis, for all periods presented.
2)   Individual markets includes sales of the PFS and TSA/FA business segments.
------------------------------------------------------------------------------------------------------------------

Cross-selling efforts generated $170 million in enterprise sales for the fourth quarter of 1999, up from $158.7 million in the fourth quarter of 1998, reflecting strong cross-unit sales by both our employee benefits sales force and the personal producing general agent and brokerage general agent channels. Cross-sales for the full year totaled $550.3 million in 1999, up 39 percent from $394.6 million in 1998.

 .    Sales of individual market products include sales of both the Personal
     Financial Services (PFS) and the Tax-Sheltered and Fixed Annuities (TSA/FA) segments. With a wide offering of fixed and variable products, we are well positioned to meet consumer needs in a variety of different interest rate and equity market environments.

     Individual life insurance sales totaled $36.5 million in the fourth quarter of 1999, up 13 percent from the fourth quarter of 1998, reflecting strong growth in sales across product lines, but particularly in variable universal life (up 32 percent) and term life insurance (up 24 percent). By distribution channel, the ReliaStar Life personal producing general agents' (PPGAs') sales of individual life insurance were up 13 percent in the fourth quarter of 1999, compared with the same period last year; sales by the ReliaStar Life of New York general agents were up 44 percent; and sales by the Security-Connecticut brokerage general agents (BGAs) were up 31 percent.

     Sales of individual annuities in the current quarter totaled $203.2 million, up 5 percent from $193.5 million in the same period in 1998. Variable annuity sales totaled $101.4 million, or 3 percent higher than in the fourth quarter of 1998. Fixed annuity sales totaled $101.8 million in the fourth quarter of 1999, or 7 percent higher than in the same period last year. We expect that sales of individual variable annuities will increase in 2000 following the addition of Pilgrim mutual funds to our variable account fund choices and the introduction of a new VA product, which are both scheduled to occur in the second quarter of 2000.

 .    The Worksite Financial Services segment reported total sales of $235.9 million in the fourth quarter of 1999, up 34 percent from the fourth quarter of 1998. The increase in 1999 reflected record sales of 401(k) plans (up 31 percent) and strong, across-the-board growth in sales of group life and health insurance (up 50 percent) and payroll deduction individual life insurance (up 86 percent). Strategic expansion of the number of salaried sales people and of the sales territory they cover, together with increased productivity of the sales force, and strong cross-selling all contributed to the strong sales growth in the fourth quarter of 1999.

 .    Mutual fund sales in the fourth quarter were $873.4 million, up 492 percent from the fourth quarter of 1998, as a result of the acquisition of Pilgrim. Including the sales results of Pilgrim in both periods, on a pro forma basis, sales of mutual funds were 169 percent higher in the fourth quarter of 1999 than in the fourth quarter of 1998, reflecting both the superior track record of the Pilgrim funds' performance and the effectiveness of Pilgrim's wholesaling efforts.

 .    Reinsurance segment sales in the fourth quarter of 1999 were $70.6 million, up 25 percent from the fourth quarter of 1998, reflecting growth in sales of group long-term disability and group medical reinsurance. Reinsurance sales figures are reported on a `gross of retrocession' basis; ReliaStar uses retrocession to cede a portion of the risk underwritten in most lines of its reinsurance business.

 .    Transactions conducted through the broker/dealer operations of Washington
     Square Securities, Inc. (supporting our personal producing general agents) and PRIMEVEST (our bank marketing operation) generated revenues of $42.1 million in the current quarter, up 25 percent from the fourth quarter of 1998. Through our various independent distribution channels, ReliaStar is focused on gathering consumer assets. Building ReliaStar assets under management through the accumulation of our registered reps' client assets into ReliaStar products will be a key driver of future earnings growth. Total client assets of the registered reps of our two broker/dealers reached an estimated $19.6 billion at December 31, 1999, up 36 percent from December 31, 1998.

[Sales results will fluctuate from quarter to quarter due to a variety of factors, including volatility in market interest rates, the popularity of equity-based investment products, and the incidence of large single employer or single treaty sales in the group, 401(k), and reinsurance business lines. Sales figures are reported on a `gross of retrocession' basis; ReliaStar uses retrocession to cede a portion of the risk underwritten in most lines of its insurance and reinsurance business.]

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Operating Earnings by Segment
(before Special Items)
-------------------------------------------------------------------------------------------------------------------
 ($ in millions)
                                                                 Percent                                 Percent
                                        4Q99         4Q98        Change        1999          1998        Change
                                    -------------------------------------------------------------------------------
Personal Financial Services              $29.3         $30.9         (5)%      $109.9        $100.3        10%
Worksite Financial Services               18.0          17.3          4          64.5          60.5         7
Tax-Sheltered and Fixed
    Annuities                             17.0          17.7         (4)         77.3          74.0         4
Reinsurance                               10.5          11.0         (5)         16.1          42.4       (62)
Other Business Units                       5.0           2.1        138          12.3          11.4         8
Corporate                                 (6.5)         (5.7)        nm         (25.1)        (19.1)       nm
                                    --------------------------             ---------------------------
                                         $73.3         $73.3         --        $255.0        $269.5        (5)
                                    ==========================             ===========================
Notes:

1) Operating income before special intems; excluding net realized investment gains and losses and discontinued operations.

2)   Prior period segment financial data have been restated to reflect the 1Q99 transger of certain blocks of business between the PFS and TSA/FA segments for all periods presented.
-------------------------------------------------------------------------------------------------------------------

SEGMENT EARNINGS

 .    Personal Financial Services (PFS) operating income was $29.3 million in the fourth quarter of 1999, down 5 percent over the fourth quarter of 1998, primarily as a result of lower spreads, partially offset by more favorable mortality experience. Spreads were affected by higher levels of prepayments, joint venture income and other elements of investment income in the fourth quarter of 1998; the level of investment income from these elements was affected by the interest rate environment and did not recur in 1999.

     Total PFS assets under management increased to $7.5 billion at December 31, 1999, from $6.9 billion at December 31, 1998. General account assets totaled $4.7 billion at December 31, 1999 and $4.8 billion at December 31, 1998. The interest spread on interest-sensitive balances in the fourth quarter of 1999 was 224 basis points, down from 241 basis points in the fourth quarter of 1998, reflecting a 38-basis-point decrease in the portfolio yield and a 21-basis-point decrease in the average crediting rate. PFS separate account assets increased to $2.9 billion at December 31, 1999, up 37 percent from $2.1 billion at December 31, 1998.

 .    Worksite Financial Services (WFS) operating income in the fourth quarter of
     1999 totaled $18.0 million, or 4 percent higher than in the same period of last year. Results for the employee benefits unit, which account for about two-thirds of WFS, were slightly lower in the fourth quarter of 1999 than in the same period of 1998. Following a strategic decision to exit the group medical insurance business, ReliaStar's group medical insurance business was transitioned to a third party during the course of the past year. Operating earnings from the payroll deduction products unit were up
     24 percent in the fourth quarter of 1999, primarily due to lower expenses.

 .    Growth in 401(k) plan operating earnings in the fourth quarter of 1999 more than offset the effect of decreased earnings from the closed block of pension business, which is in run-off. At December 31, 1999, 401(k) assets under management totaled $2.7 billion, up 36 percent from $2.0 billion a year ago.

 .    Operating income from the Tax-Sheltered and Fixed Annuities (TSA/FA)
     segment in the fourth quarter was $17.0 million, down 4 percent from the same quarter of last year. The decrease in earnings in the fourth quarter of 1999 reflected higher surrenders and higher expense levels, including those associated with the transition to a new consolidated customer service center. Nonaccruable, transition-related redundant expenses in the fourth quarter of 1999 (including $0.6 million incurred by the PFS business segment) totaled pretax $2.2 million; for the year, these expenses totaled $5.7 million. These transition-related expenses affected fourth quarter 1999 operating results by approximately $1 million, or $0.01 per share. Annuity servicing was transferred to the Minot service center in November of 1999. Lapse rates on Northern Life annuities (which comprise the majority of our annuities) in the fourth quarter were 10.2 percent, compared with 7.5 percent in the fourth quarter of 1998.

     The unfavorable impact of higher surrenders and expense levels was partially offset by growth in assets under management and higher spreads. Spreads in the fourth quarter of 1999 were higher than a year ago, despite the incidence of higher levels of prepayments, joint venture income and certain other elements of investment income in the fourth quarter of 1998. TSA/FA segment assets under management increased to $8.2 billion at December 31, 1999 from $7.6 billion at December 31, 1998. General account assets increased to $7.4 billion at December 31, 1999, up from $7.2 billion at December 31, 1998. The fourth quarter 1999 spread on interest-sensitive balances was 276 basis points, or 19 basis points higher than the spread of 257 basis points in the fourth quarter of 1998, reflecting a 46-basis-point decrease in the average crediting rate, offset in part by a 27-basis-point decrease in the portfolio yield. Separate account assets, reflecting variable annuity operations, increased by over 100 percent to $779 million at December 31, 1999, from $378 million at December 31, 1998.

 .    Operating income from the Reinsurance segment in the fourth quarter was
     $10.5 million, down 5 percent from the same quarter of last year.

     In the third quarter of 1999, ReliaStar recorded an operating charge to strengthen reserves for international reinsurance business and to accrue for all incurred and prospective losses on all reinsurance business written by two independent reinsurance managing underwriters, with whom ReliaStar has terminated its relationships. The claims development in the fourth quarter of 1999 on the terminated business was consistent with the assumptions underlying the loss accrual recorded in the third quarter, and the terminated business had no impact on earnings in the fourth quarter of 1999.

     The following table shows, for all business except that written by the two terminated managing underwriters, the aggregate ratio of claims to net earned premium and the aggregate ratio of commissions and operating expenses to net earned premium:



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Reinsurance Claims and Expense Ratios
---------------------------------------------------------------------------------------------------------
 ($ in millions)
                                        4Q98         1Q99         2Q99         3Q99          4Q99
                                    ------------------------------------------------------------------
Aggregate Claims Ratio                   59.9%        66.8%         59.1%        74.6%        70.0%
Aggregate Expense Ratio                  24.3         24.7          22.4         21.9         21.8

Net Earned Premium                      $74.6        $86.9         $78.8        $89.0       $103.5


Note: excludes the business written by the managing underwriters, with whom ReliaStar has terminated its relationships
---------------------------------------------------------------------------------------------------------

     Claims experience and overall profitability of workers compensation carve-out reinsurance in the fourth of 1999 were consistent with those of the same period in 1998 and in line with expectations.

"Other Business Units" represents operations that are not large enough to form separate reportable segments, including our mutual funds operation, broker/dealer operations, personal finance seminar company, and banking and trust operations. Together, these units reported operating income of $5.0 million in the fourth quarter of 1999, compared with $2.1 million in the same period of last year.

The increase in operating earnings of Other Business Units in the fourth quarter was attributable to our mutual funds operation, which grew dramatically with the addition of the Pilgrim mutual funds and asset management operation on October 29, 1999. Our mutual funds operation, now called Pilgrim, reported operating earnings of $4.1 million in the fourth quarter of 1999, compared with the Northstar earnings of $1.6 million in the fourth quarter of 1998. Mutual fund assets under management totaled $14.6 billion at December 31, 1999, compared with $4.0 billion at December 31, 1998. (On a pro forma basis, including the assets under management of Pilgrim at December 31, 1998, assets under management rose 51 percent during the year 1999.)

Our two broker/dealer operations, WSSI and PRIMEVEST, reported operating earnings of $1.8 million in the current quarter, compared with $1.9 million in the same quarter of last year.

"Corporate" includes financing costs, amortization of goodwill, other unallocated expenses, and inter-segment eliminations and adjustments. Corporate posted operating losses of $6.5 million in the fourth quarter of 1999 and $5.7 million in the fourth quarter of 1998. Corporate results in the fourth quarter of 1999 reflected higher interest expense relating to increased borrowings and additional goodwill amortization expense.

PILGRIM ACQUISITION

On October 29, 1999, ReliaStar completed its acquisition of Pilgrim, a Phoenix-based asset management and mutual fund company, and effective November 1, 1999, the operations of Northstar were consolidated into the operations of Pilgrim. The addition of Pilgrim operations, combined with the effects of the related issuance of debt securities and common shares, resulted in $0.01 per share dilution to the consolidated results in the fourth quarter of 1999. As announced on July 22, 1999, the acquisition of Pilgrim is expected to be substantially accretive to the incremental shares resulting from the transaction, as well as accretive to ReliaStar's overall earnings in 2000.

This acquisition is expected to bring increased sales and profitability to ReliaStar. It adds greater economies of scale in our mutual funds operation, resulting in lower unit costs, which will enable us to compete more effectively in this important market. The combined Pilgrim organization now has a family of 32 mutual funds representing assets under management of $14.6 billion. As of year-end 1999, about 80 percent of Pilgrim's equity mutual fund assets were invested in funds that ranked in the top quartile of all Lipper-rated funds (for latest one-year period). Plus, more than half of Pilgrim's total assets were invested in funds rated four- or five-star by Morningstar (for latest three-year period). With Pilgrim, we now have a wholesaling force that generated $750 million in mutual fund sales in November and December, representing an annualized run rate of over $4 billion. Beginning in the second quarter of 2000, we will be incorporating Pilgrim funds into ReliaStar variable products for both the individual and worksite markets. We also expect that the Pilgrim wholesaling force will expand distribution of those products through independent broker/dealers across the country.

BROKER/DEALER ACQUISITION ANNOUNCED

PrimeVest Financial Services, Inc., a ReliaStar subsidiary, announced on January 18, 2000, that it had signed an agreement to acquire the retail third-party financial institution marketing component of BISYS Brokerage Services, a subsidiary of BISYS Group, Inc. Terms of the deal were not disclosed. The acquisition will provide PRIMEVEST with additional scale and extend its presence in the western United States.

ANNUAL ANALYST MEETING IN NEW YORK

ReliaStar management will host the company's annual analyst meeting in New York on Tuesday, February 8, 2000, from 11:30 a.m. to 2 p.m., at the Grand Hyatt Hotel. Management will discuss ReliaStar's key strategies for growth in 2000 and beyond. In particular, we will explain how our recent acquisition of Pilgrim has the power to drive growth in assets under management and operating earnings to new levels. We will also provide an update on the status of our ongoing expense savings initiatives. Further, we will describe the ways we are using internet-based technology to improve the efficiency and effectiveness of our current operations, and developing new applications that have the potential to transform the way we do business. (Please call Ruth Strauss at 612-342-7190 if you have any questions about the meeting, or to let us know that you are coming.)

SUPPLEMENTAL FINANCIAL DATA

Average common shares, on a diluted basis, for the fourth quarters of 1999 and 1998 totaled 89.5 million and 92.0 million, respectively. At December 31, 1999, there were 88.9 million common shares outstanding. Book value per common share, excluding the FAS 115 adjustment for unrealized investment gains and losses, increased during the fourth quarter to $23.10 from $21.67 at September 30, 1999. Book value per common share, including the FAS 115 adjustment, increased during the fourth quarter to $21.89 from $21.09 at September 30, 1999.

FINANCIAL GOALS

ReliaStar is focused on three key financial goals for long-term growth and profitability. The objective behind these goals is to deliver top quartile performance within our life insurance peer group. Our goals are to:

(1) Maintain an average annual growth rate of at least 13 percent in statutory premiums and deposits and fee revenues.

     Statutory premiums and deposits and fee revenues totaled $1.1 billion in the fourth quarter of 1999, which was 25 percent higher than the total in the fourth quarter of 1998. Statutory premiums and deposits and fee revenues for the full year were up 18 percent in 1999 over the total for 1998.

(2) Maintain an annual growth rate of at least 12 to 14 percent in operating income per share.

     Operating earnings per share before special items in the fourth quarter of 1999 were up 3 percent from operating earnings per share before special charges in the fourth quarter of 1998. Before special items in both years, operating earnings per share in 1999 were 2 percent lower than in 1998, reflecting the $21.3 million (after-tax) reinsurance charge taken in the third quarter of 1999.

(3)  Maintain an operating income-based return on equity of 16 percent.

     Excluding special items in both years, operating income-based ROE was 14.2 percent for 1999, compared with 15.2 percent for 1998.

Management remains committed to achieving ReliaStar's stated financial goals in 2000 and beyond.

EARNINGS GUIDANCE FOR 2000

Operating income from the Reinsurance segment in 2000 is expected to be in the range of $40 - $44 million. The other operations of the Company are expected to be consistent with ReliaStar's stated financial objectives. Current analyst estimates for ReliaStar operating earnings per share in 2000 range from $3.35 to $3.60, with a First Call consensus of $3.47. Management is comfortable with estimates near the middle of this range.

CONFERENCE CALL

Management will host a conference call to discuss fourth quarter 1999 earnings results on Wednesday, February 2, 2000. The call will begin at 9:00 a.m. (EST) and last approximately one hour. Participants should plan to dial into the call 10 minutes prior to the start of the call to ensure a smooth connection. The telephone number is 212-699-6810. A rebroadcast of the call may be accessed from approximately 11:00 a.m. (EST) on Wednesday, February 2 until approximately 6:00 p.m. (EST) on Saturday, February 5. The telephone number for the rebroadcast is 800-405-2236, reservation number 670386.

CERTAIN FORWARD-LOOKING INFORMATION

This report and earlier filings contain forward-looking information, including information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" which discuss earnings guidance, known trends and uncertainties, interest, reinsurance claims experience, withdrawal and surrender activity, direction of new investment cash flow, impacts of changes in interest rates on the Insurers' investment portfolio and strategies to mitigate such effects. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar identifies the following important factors that could cause ReliaStar's actual results to differ materially from any results that might be projected by ReliaStar in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the Company. Accordingly, although ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

The important factors include the following:

o General economic conditions, including prevailing interest rates and the performance of the stock market which may affect the Company's ability to sell its products;

o    The market value of the Company's investments;

o The lapse rate and profitability of the insurance policies issued by ReliaStar;

o Mortality and morbidity factors in ReliaStar's insurance business (including the effect of the Company's reinsurance and retrocession risk management programs);

o Changes in federal tax laws, which could adversely affect the tax advantages of certain of the Company's products;

o Legislative or regulatory changes affecting financial institutions, including those affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products;

o    Industry consolidation and competition; and

o    Retention of key employees.

You should also consider other risks and uncertainties discussed in documents filed by ReliaStar with the Securities and Exchange Commission. ReliaStar has no obligation to update forward-looking information.




Investor Contact:                  Karin E. Glasgow,
                                   AVP, Investor Relations
                                   phone: (612) 342-3979
                                   fax:   (612) 372-1192
                                   email: karin.glasgow@reliastar.com

                           ReliaStar Financial Corp.
                       Financial Highlights (Unaudited)
                     (In Millions, Except Per Share Data)

--------------------------------------------------------------------------------

                                                                       Three Months Ended           Twelve Months Ended
                                                                          December 31                   December 31
                                                                   --------------------------    ---------------------------
                                                                      1999            1998           1999           1998
                                                                   -----------     -----------   ------------    -----------
Premium Revenues                                                   $     350.0     $     273.3   $    1,192.8    $   1,014.1
Total Revenues                                                           824.5           727.9        3,037.3        2,848.2

Operating Income Before Special Items                              $      73.3     $      73.3   $      255.0    $     269.5
Special Items                                                             (1.9)          (34.3)          (1.9)         (34.3)
                                                                   -----------     -----------   ------------    -----------
Operating Income                                                          71.4            39.0          253.1          235.2
Net Realized Investment Gains (Losses) (After-Tax)                           -            (0.1)           0.5            9.7
                                                                   -----------     -----------   ------------    -----------
Income from Continuing Operations                                         71.4            38.9          253.6          244.9
Loss from Discontinued Operations                                            -            (3.8)             -           (7.2)
                                                                   -----------     -----------   ------------    -----------
  Net Income                                                       $      71.4     $      35.1   $      253.6    $     237.7
                                                                   ===========     ===========   ============    ===========
Per Common Share:

  Basic:
  Operating Income Before Special Items                            $      0.83     $      0.81   $       2.91    $      2.96
  Special Items                                                          (0.02)          (0.38)         (0.02)         (0.38)
                                                                   -----------     -----------   ------------    -----------
  Operating Income                                                        0.81            0.43           2.89           2.58
  Net Realized Investment Gains (Losses) (After-Tax)                         -               -              -           0.11
                                                                   -----------     -----------   ------------    -----------
  Income from Continuing Operations                                       0.81            0.43           2.89           2.69
  Loss from Discontinued Operations                                          -           (0.04)             -          (0.08)
                                                                   -----------     -----------   ------------    -----------
   Net Income                                                      $      0.81     $      0.39   $       2.89    $      2.61
                                                                   ===========     ===========   ============    ===========
  Diluted:
  Operating Income Before Special Items                            $      0.82     $      0.80   $       2.86    $      2.91
  Special Items                                                          (0.02)          (0.38)         (0.02)         (0.37)
                                                                   -----------     -----------   ------------    -----------
  Operating Income                                                        0.80            0.42           2.84           2.54
  Net Realized Investment Gains (Losses) (After-Tax)                         -               -           0.01           0.10
                                                                   -----------     -----------   ------------    -----------
  Income from Continuing Operations                                       0.80            0.42           2.85           2.64
  Loss from Discontinued Operations                                          -           (0.04)             -          (0.08)
                                                                   -----------     -----------   ------------    -----------
    Net Income                                                     $      0.80     $      0.38   $       2.85    $      2.56
                                                                   ===========     ===========   ============    ===========
 Weighted Average Common Shares:
   Basic                                                                  88.0            90.6           87.7           91.1
   Diluted                                                                89.5            92.0           89.0           92.7
------------------------------------------------------------------------------------------------------------------------------
Revenue Measures
   Statutory Premiums and Deposits (Statutory Accounting Basis)
    Personal Financial Services Segment                            $     236.4     $     238.3   $    1,001.9    $     974.8
    Worksite Financial Services Segment                                  434.5           301.0        1,505.0        1,117.6
    Tax-Sheltered and Fixed Annuities Segment                            252.9           226.6          973.6          911.1
    Reinsurance Segment                                                  142.2            86.3          468.0          304.5
                                                                   -----------     -----------   ------------    -----------
      Total Statutory Premiums and Deposits                            1,066.0           852.2        3,948.5        3,308.0
   Fee Revenues (GAAP Accounting Basis)                                   68.1            52.6          247.2          235.2
                                                                   -----------     -----------   ------------    -----------
      Total Statutory Premiums and Deposits and Fee Revenues       $   1,134.1     $     904.8   $    4,195.7    $   3,543.2
                                                                   ===========     ===========   ============    ===========
   Assets Under Management (End of Period)
    Invested Assets                                                                              $   14,669.8    $  14,382.9
    Managed Assets                                                                                   20,786.8        8,329.0
                                                                                                 ------------    -----------
      Total Assets Under Management                                                              $   35,456.6    $  22,711.9
                                                                                                 ============    ===========
------------------------------------------------------------------------------------------------------------------------------


Notes:
  During the fourth quarters of 1999 and 1998, ReliaStar recorded special items totaling $1.9 million (after-tax) and $34.3 million (after-tax), respectively.

  ReliaStar sold its mortgage banking subsidiary in 1998. Results of this former subsidiary are shown as discontinued operations.

  Premium revenues are determined in accordance with generally accepted accounting principles and do not recognize premiums and deposits received on interest sensitive products.

  Invested assets exclude unrealized investment gains and losses recorded in accordance with SFAS No. 115. The amounts excluded were an unrealized loss of $206.6 million at December 31, 1999, and an unrealized gain of $526.2 million at December 31, 1998.

  Certain prior period segment financial data has been restated to conform to current period presentation.